Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Fourth Quarter and Fiscal Year 2019 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) February 11, 2020 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the fourth quarter and full fiscal year 2019. In this press release we refer to certain organic financial results. Organic financial results exclude contributions during the respective period from the Food Group of Companies (the "Food Group"), which was acquired on September 13, 2019.

Fourth Quarter Fiscal 2019 Highlights

•	Total case volume increased 12.3%; independent restaurant case volume increased 11.9%

•	Total organic case volume increased 0.4%; independent restaurant organic case volume increased 2.9%

•	Net sales increased 14.8% to $6.9 billion; organic Net sales increased 3.0% to $6.2 billion

•	Gross profit increased 13.3% to $1.2 billion

•	Income from continuing operations before income taxes decreased $10 million to $122 million

•	Net income decreased $8 million to $92 million

•	Adjusted EBITDA increased 12.8% to $335 million; organic Adjusted EBITDA increased 6.7% to $317 million

•	Diluted EPS of $0.42; Adjusted Diluted EPS increased 10.0% to $0.66

Fiscal Year 2019 Highlights

•	Total case volume increased 4.6%; independent restaurant case volume increased 7.1%

•	Total organic case volume increased 1.1%; independent restaurant organic case volume increased 4.4%

•	Net sales increased 7.3% to $25.9 billion; organic Net sales increased 3.8% to $25.1 billion

•	Gross profit increased 6.5% to $4.6 billion

•	Income from continuing operations before income taxes increased $15 million to $511 million

•	Net income decreased $22 million to $385 million

•	Adjusted EBITDA increased 8.3% to $1,194 million; organic Adjusted EBITDA increased 6.2% to $1,171 million

•	Diluted EPS of $1.75; Adjusted Diluted EPS increased 9.7% to $2.38

CEO Perspective
“In fiscal 2019 we continued to profitably grow our business while expanding our operating leverage for the fourth consecutive year. Full year organic Adjusted EBITDA growth of 6.2% was in line with our guidance for the year and we grew Adjusted Diluted EPS by almost 10%,” said Chairman and CEO Pietro Satriano. “Our Great Food. Made Easy. strategy continues to resonate with customers, with 56 new Scoop products launched during the year and continued enhancements to our value-added services platform. The integration of the Food Group is progressing as planned with a new leadership organization in place and the successful launch of our best selling Scoop products in our Northwest markets now complete. We are confident in the future growth prospects for our business and our ability to achieve the 2020 guidance targets we have set for the year."

Fourth Quarter Fiscal 2019 Results
Total case volume increased 12.3% from the prior year, of which 0.4% was organic growth. Independent restaurant case volume increased 11.9% from the prior year, of which 2.9% was organic growth. Net sales of $6.9 billion for the quarter increased 14.8% from the prior year, primarily due to the addition of the Food Group and year-over-year inflation in multiple product categories, including cheese, poultry and beef. The Food Group contributed $711 million to Net sales in the fourth quarter.

Gross profit of $1.2 billion increased $145 million, or 13.3%, from the prior year, primarily driven by the addition of the Food Group, margin expansion initiatives and an increase in organic case volume, which were partially offset by an unfavorable year-over-year change in the last-in, first-out (LIFO) reserve. Gross profit as a percentage of Net sales was 17.8%. Adjusted Gross profit was $1.2 billion, a 14.0% increase from the prior year, driven by the addition of Food Group, margin expansion initiatives and an increase in organic case volume. Adjusted Gross profit as a percentage of Net sales was 18.0%.

Operating expenses were $1.1 billion, an increase of 14.0% from the prior year. The increase was primarily driven by the addition of Food Group, higher distribution costs and wages and higher acquisition-related costs, which were partially offset by the positive impact of expense control initiatives. Adjusted Operating expenses for the quarter were $913 million, a 14.1% increase from the prior year, primarily driven by the addition of the Food Group and higher distribution costs and wages.

Income from continuing operations before income taxes was $122 million, a $10 million decrease from the prior year.

Net income was $92 million, a decrease of $8 million from the prior year, primarily driven by higher Operating expenses and interest costs, which were partially offset by an increase in Gross profit, as discussed above. Adjusted EBITDA was $335 million, an increase of $38 million, or 12.8%, compared to the prior year. Organic Adjusted EBITDA was $317 million, an increase of $20 million, or 6.7%, compared to the prior year. Diluted EPS decreased 8.7% to $0.42 and Adjusted Diluted EPS increased 10.0% to $0.66.

Fiscal Year 2019 Results
Total case volume increased 4.6% from the prior year, of which 1.1% was organic growth. Independent restaurant case volume increased 7.1%, of which 4.4% was organic growth. Net sales of $25.9 billion increased 7.3% from the prior year, primarily due to the addition of the Food Group, an increase in organic case volume and year-over-year inflation in multiple product categories, including grocery, poultry, beef and produce. The Food Group contributed $843 million to Net sales in fiscal 2019.

Gross profit of $4.6 billion increased $281 million, or 6.5%, from the prior year, primarily driven by margin expansion initiatives, the addition of the Food Group and an increase in organic case volume, which were partially offset by an unfavorable year-over-year change in the LIFO reserve. Gross profit as a percentage of Net sales was 17.7%. Adjusted Gross profit was $4.6 billion, a 7.0% increase from the prior year, primarily driven by margin expansion initiatives, the addition of the Food Group and an increase in organic case volume. Adjusted Gross profit as a percentage of Net sales was 17.8%.

Operating expenses were $3.9 billion, an increase of 6.6% from the prior year. The increase was primarily driven by the addition of the Food Group, higher distribution costs and wages and higher acquisition-related costs, which were partially offset by the positive impact of expense control initiatives. Adjusted Operating expenses were $3.4 billion, a 6.4% increase from the prior year, primarily driven by the addition of the Food Group and higher distribution costs and wages.

Income from continuing operations before income taxes was $511 million, a $15 million increase from the prior year.

Net income for fiscal year 2019 was $385 million, a decrease of $22 million from the prior year primarily driven by higher Operating expense, income taxes and interest which were partially offset by an increase in Gross profit. Adjusted EBITDA was $1,194 million, an increase of $91 million, or 8.3% compared to the prior year. Organic Adjusted EBITDA was $1,171 million, an increase of $68 million, or 6.2% compared to the prior year. Diluted EPS was $1.75 and Adjusted Diluted EPS was $2.38.

Cash Flow and Capital Transactions
Net cash provided by operating activities for fiscal 2019 was $760 million, an increase of $151 million from the prior year primarily driven by $70 million of prior year defined benefit pension plan contributions which did not reoccur in the current year, earnings growth and improved working capital performance. Cash capital expenditures for fiscal 2019 totaled $258 million, compared to $235 million in the prior year.

Net Debt at the end of fiscal 2019 was $4.6 billion, an increase of $1.3 billion versus the end of fiscal 2018. The ratio of Net Debt to Adjusted EBITDA was 3.9x at the end of fiscal 2019, down from 4.2x at the end of the third quarter 2019 and up from 3.0x at the end of fiscal 2018 as a result of borrowing to finance the Food Group acquisition.

Outlook for Fiscal Year 2020
For fiscal year 2020, the company expects total case volume growth of 9-11%, Adjusted EBITDA growth of 12-15% and Adjusted Diluted EPS of $2.70-$2.80. The company expects cash capital expenditures of $325-$335 million, while fleet capital leases are expected to be approximately $80 million. Interest expense is expected to be $210-$220 million, Depreciation expense is expected to be $330-$340 million and our adjusted effective income tax rate is expected to be 25-26%.

The company also expects total organic case volume growth of 2-3% and organic Adjusted EBITDA growth of 6-8%.

The guidance provided above includes the expected impact of a 53rd week in fiscal year 2020 which is expected to add approximately 1% to case volume growth and Adjusted EBITDA growth.

Conference Call and Webcast Information
US Foods' fourth quarter and full fiscal year 2019 earnings call will be broadcast live via the internet on February 11, 2020 at 9 a.m. CST. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 6140429.

The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With 28,000 associates and more than 70 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates more than $28 billion in annual revenue. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; effective integration of acquisitions; achievement of expected benefits from cost savings initiatives; fluctuations in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; governmental regulation; product recalls and product liability claims; adverse judgments or settlements resulting from litigation; disruptions of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing indebtedness; and potential interest rate increases.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, which was filed with the Securities and Exchange Commission on February 14, 2019. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustment. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items specified in the agreements governing our indebtedness.
We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income, plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and Tangible asset impairments; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) Business transformation costs; and (5) other gains, losses or costs as specified in the agreements governing our indebtedness.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense-net, and Income tax provision (benefit) on a consistent basis from period to period. Adjusted Net income is Net income excluding such items as Restructuring benefits and costs, tangible asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. Effective as of the third quarter fiscal 2019, we revised the definition of Adjusted Net income to also exclude the effect of intangible asset amortization expense. Prior period amounts have been revised to conform with the current year presentation. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal 2019 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	December 28, 2019	December 29, 2018

ASSETS
Current assets
Cash and cash equivalents	$90	$104
Accounts receivable, less allowances of $30 and $29	1,455	1,347
Vendor receivables, less allowances of $4 and $3	143	106
Inventories—net	1,432	1,279
Prepaid expenses	109	106
Assets held for sale	1	7
Other current assets	32	30
Total current assets	3,262	2,979
Property and equipment—net	2,075	1,842
Goodwill	4,728	3,967
Other intangibles—net	967	324
Deferred tax assets	—	7
Other assets	256	67
Total assets	$11,288	$9,186

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$222	$157
Accounts payable	1,460	1,359
Accrued expenses and other current liabilities	538	454
Current portion of long-term debt	142	106
Total current liabilities	2,362	2,076
Long-term debt	4,594	3,351
Deferred tax liabilities	308	298
Other long-term liabilities	315	232
Total liabilities	7,579	5,957
Shareholders' equity:
Common stock	2	2
Additional paid-in capital	2,845	2,780
Retained earnings	916	531
Accumulated other comprehensive loss	(54)	(84)
Total shareholders’ equity	3,709	3,229
Total liabilities and shareholders' equity	$11,288	$9,186

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13-Weeks Ended		52-Weeks Ended
($ in millions, except share and per share data)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net sales	$6,934	$6,041	$25,939	$24,175
Cost of goods sold	5,697	4,949	21,352	19,869
Gross profit	1,237	1,092	4,587	4,306
Distribution, selling and administrative costs	1,051	922	3,888	3,647
Restructuring costs	—	—	—	1
Total operating expenses	1,051	922	3,888	3,648
Operating income	186	170	699	658
Other expense (income)—net	7	(4)	4	(13)
Interest expense—net	57	42	184	175
Income from continuing operations before income taxes	122	132	511	496
Income tax provision	29	32	126	89
Income from continuing operations	93	100	385	407
Loss from discontinued operations—net of tax	(1)	—	—	—
Net income	$92	$100	$385	$407
Net income (loss) per share—basic
Continuing operations	$0.43	$0.46	$1.77	$1.88
Discontinued operations	(0.01)	—	—	—
Net income per share	$0.42	$0.46	$1.77	$1.88
Net income (loss) per share—diluted
Continuing operations	0.43	$0.46	$1.75	$1.87
Discontinued operations	(0.01)	—	—	—
Net income per share	$0.42	$0.46	$1.75	$1.87
Weighted-average common shares outstanding
Basic	218,803,641	216,916,869	218,095,650	216,112,021
Diluted	220,344,293	218,212,582	219,534,622	217,825,545

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	52-Weeks Ended
($ in millions)	December 28, 2019	December 29, 2018
Cash Flows From Operating Activities:
Net income	$385	$407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	362	340
Gain on disposal of property and equipment—net	(1)	(1)
Tangible asset impairment charges	1	1
Amortization and write-off of deferred financing costs	7	7
Deferred tax provision	7	45
Share-based compensation expense	32	28
Provision for doubtful accounts	21	17
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(19)	(71)
Decrease (increase) in inventories	16	(72)
Decrease (increase) prepaid expenses and other assets	9	(45)
(Decrease) increase in accounts payable and cash overdraft liability	(56)	79
Decrease in accrued expenses and other liabilities	(4)	(126)
Net cash provided by operating activities	760	609
Cash Flows From Investing Activities:
Acquisition of businesses—net of cash	(1,832)	—
Proceeds from sales of divested assets	94	—
Proceeds from sales of property and equipment	9	3
Purchases of property and equipment	(258)	(235)
Net cash used in investing activities	(1,987)	(232)
Cash Flows From Financing Activities:
Proceeds from debt borrowings	6,198	4,178
Principal payments on debt and financing leases	(4,967)	(4,595)
Payment for debt financing costs and fees	(44)	(1)
Contingent consideration paid for business acquisitions	—	(5)
Proceeds from employee stock purchase plan	19	19
Proceeds from exercise of stock options	19	19
Tax withholding payments for net share-settled equity awards	(5)	(6)
Net cash provided by (used in) financing activities	1,220	(391)
Net decrease in cash and cash equivalents	(7)	(14)
Cash, cash equivalents and restricted cash—beginning of year	105	119
Cash, cash equivalents and restricted cash—end of year	$98	$105
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$173	$160
Income taxes paid—net	137	78
Property and equipment purchases included in accounts payable	49	28
Leased assets obtained in exchange for financing lease liabilities	86	101
Leased assets obtained in exchange for operating lease liabilities	39	—
Cashless exercise of stock options	1	2

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13-Weeks Ended
	Organic US Foods	Food Group Acquisition	Consolidated US Foods
($ in millions, except share and per share data)	December 28, 2019	December 28, 2019	December 28, 2019	December 29, 2018	Change	%
Net income (loss) (GAAP)	$114	$(22)	$92	$100	$(8)	(8.0)%
Interest expense—net	39	18	57	42	15	35.7%
Income tax provision (benefit)	35	(6)	29	32	(3)	(9.4)%
Depreciation expense	75	8	83	80	3	3.8%
Amortization expense	8	11	19	10	9	90.0%
EBITDA (Non-GAAP)	271	9	280	264	16	6.1%
Adjustments:
Restructuring costs (1)	—	—	—	1	(1)	(100.0)%
Share-based compensation expense (2)	10	—	10	8	2	25.0%
LIFO reserve adjustment (3)	9	—	9	1	8	800.0%
Pension settlements (4)	9	—	9	—	9	NM
Business transformation costs (5)	3	—	3	4	(1)	(25.0)%
Loss from discontinued operations (6)	—	1	1	—	1	NM
Food Group acquisition-related costs and other (7)	15	8	23	19	4	21.1%
Adjusted EBITDA (Non-GAAP)	317	18	335	297	38	12.8%
Depreciation expense	(75)	(8)	(83)	(80)	(3)	3.8%
Interest expense—net	(39)	(18)	(57)	(42)	(15)	35.7%
Income tax (provision) benefit, as adjusted (8)(9)	(51)	1	(50)	(44)	(6)	13.6%
Adjusted Net income (Non-GAAP)(8)	$152	$(7)	$145	$131	$14	10.7%

Diluted EPS (GAAP)	$0.52	$(0.10)	$0.42	$0.46	$(0.04)	(8.7)%
Restructuring costs (1)	—	—	—	—	—	NM
Share-based compensation expense (2)	0.05	—	0.05	0.04	0.01	25.0%
LIFO reserve adjustment (3)	0.04	—	0.04	—	0.04	NM
Pension settlements (4)	0.04	—	0.04	—	0.04	NM
Business transformation costs (5)	0.01	—	0.01	0.02	(0.01)	(50.0)%
Loss from discontinued operations (6)	—	0.01	0.01	—	0.01	NM
Food Group acquisition-related costs and other (7)	0.07	0.03	0.10	0.09	0.01	11.1%
Income tax impact of adjustments (8)(9)	(0.04)	0.03	(0.01)	(0.01)	—	—%
Adjusted Diluted EPS (Non-GAAP)	$0.69	$(0.03)	$0.66	$0.60	$0.06	10.0%

Weighted-average diluted shares outstanding (GAAP)	220,344,293	220,344,293	220,344,293	218,212,582

Gross profit (GAAP)	$1,128	$109	$1,237	$1,092	$145	13.3%
LIFO reserve adjustment (3)	9	—	9	1	8	800.0%
Adjusted Gross profit (Non-GAAP)	$1,137	$109	$1,246	$1,093	$153	14.0%

Operating expenses (GAAP)	$934	$117	$1,051	$922	$129	14.0%
Depreciation and amortization expense	(83)	(19)	(102)	(90)	(12)	13.3%
Restructuring costs (1)	—	—	—	(1)	1	(100.0)%
Share-based compensation expense (2)	(10)	—	(10)	(8)	(2)	25.0%
Business transformation costs (5)	(3)	—	(3)	(4)	1	(25.0)%
Food Group acquisition-related costs and other (7)	(15)	(8)	(23)	(19)	(4)	21.1%
Adjusted Operating expenses (Non-GAAP)	$823	$90	$913	$800	$113	14.1%

NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists of settlement charges resulting from payments to settle benefit obligations with both former and current participants in our defined benefit pension plan.

(5)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(6)	Consists of income net of income taxes from discontinued operations.

(7)
Includes Food Group acquisition-related costs of $17 million and $19 million for the 13 weeks ended December 28, 2019 and December 29, 2018, respectively. Also includes gains, losses or costs as specified under the agreements governing our indebtedness.

(8)
Effective as of fiscal year 2019, we revised the definition of Adjusted net income to also exclude the effect of intangible asset amortization expense. Prior year amounts have been revised to conform with the current year presentation.

(9)
Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	52-Weeks Ended
	Organic US Foods	Food Group Acquisition	Consolidated US Foods
($ in millions, except share and per share data)	December 28, 2019	December 28, 2019	December 28, 2019	December 29, 2018	Change	%
Net income (loss) (GAAP)	$406	$(21)	$385	$407	$(22)	(5.4)%
Interest expense—net	163	21	184	175	9	5.1%
Income tax provision (benefit)	132	(6)	126	89	37	41.6%
Depreciation expense	303	8	311	300	11	3.7%
Amortization expense	38	13	51	40	11	27.5%
EBITDA (Non-GAAP)	1,042	15	1,057	1,011	46	4.5%
Adjustments:
Restructuring costs (1)	—	—	—	1	(1)	(100.0)%
Share-based compensation expense (2)	32	—	32	28	4	14.3%
LIFO reserve adjustment (3)	22	—	22	—	22	NM
Pension settlements (4)	12	—	12	—	12	NM
Business transformation costs (5)	9	—	9	22	(13)	(59.1)%
Food Group acquisition-related costs and other (6)	54	8	62	41	21	51.2%
Adjusted EBITDA (Non-GAAP)	1,171	23	1,194	1,103	91	8.3%
Depreciation expense	(303)	(8)	(311)	(300)	(11)	3.7%
Interest expense—net	(163)	(21)	(184)	(175)	(9)	5.1%
Income tax (provision) benefit, as adjusted (7)(8)	(177)	1	(176)	(156)	(20)	12.8%
Adjusted Net income (Non-GAAP)(7)	$528	$(5)	$523	$472	$51	10.8%

Diluted EPS (GAAP)	$1.85	$(0.10)	$1.75	$1.87	$(0.12)	(6.4)%
Restructuring costs (1)	—	—	—	—	—	NM
Share-based compensation expense (2)	0.15	—	0.15	0.13	0.02	15.4%
LIFO reserve adjustment (3)	0.10	—	0.10	—	0.10	NM
Pension settlements (4)	0.05	—	0.05	—	0.05	NM
Business transformation costs (5)	0.04	—	0.04	0.10	(0.06)	(60.0)%
Food Group acquisition-related costs and other (6)	0.25	0.03	0.28	0.19	0.09	47.4%
Income tax impact of adjustments (7)(8)	(0.03)	0.04	0.01	(0.12)	0.13	(108.3)%
Adjusted Diluted EPS (Non-GAAP)	$2.41	$(0.03)	$2.38	$2.17	$0.21	9.7%

Weighted-average diluted shares outstanding (GAAP)	219,534,622	219,534,622	219,534,622	217,825,545

Gross profit (GAAP)	$4,460	$127	$4,587	$4,306	$281	6.5%
LIFO reserve adjustment (3)	22	—	22	—	22	NM
Adjusted Gross profit (Non-GAAP)	$4,482	$127	$4,609	$4,306	$303	7.0%

Operating expenses (GAAP)	$3,756	$132	$3,888	$3,648	$240	6.6%
Depreciation and amortization expense	(341)	(21)	(362)	(340)	(22)	6.5%
Restructuring costs (1)	—	—	—	(1)	1	(100.0)%
Share-based compensation expense (2)	(32)	—	(32)	(28)	(4)	14.3%
Business transformation costs (5)	(9)	—	(9)	(22)	13	(59.1)%
Food Group acquisition-related costs and other (6)	(54)	(8)	(62)	(41)	(21)	51.2%
Adjusted Operating expenses (Non-GAAP)	3,320	103	$3,423	$3,216	$207	6.4%

NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists of settlement charges resulting from payments to settle benefit obligations with both former and current participants in our defined benefit pension plan.

(5)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(6)
Includes Food Group acquisition-related costs of $52 million and $29 million for the 52 weeks ended December 28, 2019 and December 29, 2018, respectively. Also includes gains, losses or costs as specified under the agreements governing our indebtedness.

(7)
Effective as of fiscal year 2019, we revised the definition of Adjusted net income to also exclude the effect of intangible asset amortization expense. Prior year amounts have been revised to conform with the current year presentation.

(8)
Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	December 28, 2019	September 28, 2019	December 29, 2018
Total Debt (GAAP)	$4,736	$4,924	$3,457
Cash, cash equivalents and restricted cash	(98)	(98)	(105)
Net Debt (Non-GAAP)	$4,638	$4,826	$3,352
Adjusted EBITDA (1)	$1,194	$1,156	$1,103
Net Leverage Ratio (2)	3.9	4.2	3.0

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA